Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Springleaf Holdings, Inc.’s ratio of earnings to fixed charges for each of the periods indicated:

	Successor					Predecessor
	Company					Company
	Nine				One Month	Eleven Months
	Months Ended	Year Ended	Year Ended	Year Ended	Ended	Ended	Year Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	November 30,	December 31,
(dollars in thousands)	2014	2013	2012	2011	2010	2010	2009
			Revised	Revised	Revised	Revised	Revised
Earnings:
Income (loss) before benefit from income taxes	$942,599	$77,557	$(305,368)	$(360,138)	$1,463,458	$(261,887)	$(1,073,602)
Interest expense	576,863	919,749	1,075,205	1,284,773	120,328	996,469	1,091,163
Implicit interest in rents	7,467	10,000	12,115	12,638	1,207	13,751	19,738
Total earnings	$1,526,929	$1,007,306	$781,952	$937,273	$1,584,993	$748,333	$37,299

Fixed charges:
Interest expense	$576,863	$919,749	$1,075,205	$1,284,773	$120,328	$996,469	$1,091,163
Implicit interest in rents	7,467	10,000	12,115	12,638	1,207	13,751	19,738
Total fixed charges	$584,330	$929,749	$1,087,320	$1,297,411	$121,535	$1,010,220	$1,110,901

Ratio of earnings to fixed charges	2.61	1.08	N/A*	N/A*	N/M**	N/A*	N/A*

*                 Earnings did not cover total fixed charges by $305.4 million in 2012, $360.1 million in 2011, $261.9 million during the eleven months ended November 30, 2010, and $1.1 billion in 2009.

**          Not meaningful.

The following table sets forth Springleaf Finance Corporation’s ratio of earnings to fixed charges for each of the periods indicated:

	Successor					Predecessor
	Company					Company
	Nine				One Month	Eleven Months
	Months Ended	Year Ended	Year Ended	Year Ended	Ended	Ended	Year Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	November 30,	December 31,
(dollars in thousands)	2014	2013	2012	2011	2010	2010	2009
			Revised	Revised	Revised	Revised	Revised
Earnings:
Income (loss) before benefit from income taxes	$795,969	$(135,917)	$(307,385)	$(363,598)	$1,461,621	$(241,699)	$(1,053,059)
Interest expense	526,035	842,679	1,067,709	1,275,570	119,303	978,364	1,050,164
Implicit interest in rents	7,206	9,294	12,115	12,638	1,207	13,751	19,287
Total earnings	$1,329,210	$716,056	$772,439	$924,610	$1,582,131	$750,416	$16,392

Fixed charges:
Interest expense	$526,035	$842,679	$1,067,709	$1,275,570	$119,303	$978,364	$1,050,164
Implicit interest in rents	7,206	9,294	12,115	12,638	1,207	13,751	19,287
Total fixed charges	$533,241	$851,973	$1,079,824	$1,288,208	$120,510	$992,115	$1,069,451

Ratio of earnings to fixed charges	2.49	N/A*	N/A*	N/A*	N/M**	N/A*	N/A*

*                 Earnings did not cover total fixed charges by $135.9 million in 2013, $307.4 million in 2012, $363.6 million in 2011, $241.7 million during the eleven months ended November 30, 2010, and $1.1 billion in 2009.

**          Not meaningful.